SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             Amendment Number One to Form S-8 Registration Statement
                        Under the Securities Act of 1933

                       TECHNOLOGY ACQUISITION CORPORATION

             (Exact Name of Registrant as specified in its Charter.)

              State of Nevada                       87-2099034
       (State or Other Jurisdiction        (IRS Employer Identification No.)
     of Incorporation or Organization)

       10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014

               (Address of Principal Executive Offices) (Zip Code)

                2807 Allen Street, Suite 713, Dallas, Texas 75204

           (Address of Former Principal Executive Offices) (Zip Code)

              2004 Director, Officer and Advisor Compensation Plan

                            (Full Title of the Plan)

                  Mr. John Kinney, 10600 N. De Anza Boulevard,
                     Suite 250, Cupertino, California 95014

                     (Name and Address of Agent for Service)

                             (408) 873-0400 ext. 303

          (Telephone Number, Including Area Code, of Agent for Service)

The contents of the Registrant's S-8 Registration Statement filed on April 6, 2004, identified as SEC File Number 333-114234, are incorporated herein by this reference, and are amended as stated herein. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: _ .


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 CALCULATION OF REGISTRATION FEE

                                Proposed       Proposed
 Title of        Amount         Max. Offering  Maximum            Amount of
 securities to   to be          Price          Aggregate          Registration
 be Registered   Registered(1)  Per Share      Offering Price(2)  Fee (2)


 Common Stock    70,000          $0.01          $700                 $0.


(1) 10,000 shares issued to the Company's President, John Kinney; 10,000 shares issued to Steve Obana, director; 10,000 shares issued to Ron Marron, advisor; and 40,000 shares issued to R. Blair Krueger, advisor. Shares are issued in consideration for their services and in lieu of cash compensation, as approved by the Company's Board of Directors.

(2) The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 and based on the closing price of the Company's common stock.

                                   PROSPECTUS

                       TECHNOLOGY ACQUISITION CORPORATION

       10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014

                    70,000 ADDITIONAL SHARES OF COMMON STOCK

      This Prospectus relates to the grant by Technology Acquisition Corporation, a Nevada corporation ("the Company"), of 70,000 shares of its $.01 par value per share common stock (the "common stock") to certain directors, employees and advisors (collectively, the "employees"). The contents of the Company's 2004 compensation plan (the "Plan") set forth in its S-8 Registration Statement filed on April 6, 2004, identified as SEC File Number 333-114234, are incorporated herein by this reference, and are amended as stated herein. The Company is registering hereunder and issuing to the persons covered by the Plan, in lieu of payment for services rendered, an additional 70,000 shares of common stock.

      The common stock is not subject to any restriction on transferability. Recipients of shares of common stock issued pursuant to the Plan other than persons who are "affiliates" of the Company, within the meaning of the Securities Act of 1933 (the "Act"), may sell all or part of the shares of common stock issued pursuant to the Plan in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares of common stock registered hereunder, 20,000 of the 70,000 shares are being issued to present affiliates of the Company. An "affiliate" is, summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An affiliate of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an employee who is not now an affiliate becomes an affiliate of the Company in the future, she or he would then be subject to Section 16(b) of the Exchange Act.


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

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus is June 29, 2004.

      This Prospectus is part of a Registration Statement, which is amended herein (this "Amended Registration Statement"), which was originally filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement, this Amended Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

      A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to Technology Acquisition Corporation, 10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014,
(408) 873-0400 ext. 303.

      The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock is traded on the over-the-counter market under the symbol "TAQC.OB" and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

      No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

      Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.


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                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Items. Exhibits
 Item 9. Undertakings
 Signatures
 Exhibit Index

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      ITEM 1. PLAN INFORMATION

The Company

      Technology Acquisition Corporation ("the Company") has its principal executive offices at 10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014, (408) 873-0400 ext. 303.

Purpose

      Pursuant to the Plan, which has been approved by the Board of Directors, the Company is issuing additional common stock to certain directors, employees and advisors in exchange for their past services rendered. The Plan grants such employees and advisors shares of common stock pursuant to the Plan. The Plan is intended to provide a method whereby the Company can induce greater interest of the employees and advisors in the Company's future prosperity, thereby advancing the interests of the Company and all of its shareholders. Additionally, the Plan provides a means to provide compensation from the Company to employees and advisors who are plan participants.

General Plan Information

      Pursuant to the Plan, the Board has authorized the issuance of an additional aggregate of 70,000 shares of common stock of the Company to certain directors and advisors.

      The Board's authorization of the issuance of additional stock to be distributed under the Plan became effective on May 24, 2004. The Plan is intended to aid the Company in maintaining and continuing the development of a quality management team, in attracting qualified officers, directors and advisors who can contribute to the future success of the Company, and in providing such individuals with an incentive to use their best efforts to promote the growth and profitability of the Company.


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

      The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"). Administration of the Plan is the exclusive province of the Board. Board members are elected at each annual meeting of shareholders. Each Board member serves a term of one year. If an annual meeting is not held the member shall serve until the next submission of matters to a vote of Company's shareholders.

      As ultimate administrators of the Plan, the Board should be contacted with requests for additional Plan information. The address of the Board is The Board of Directors, Technology Acquisition Corporation, 10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014, (408) 873-0400 ext. 303.

Securities to be Offered

      The Plan provides for the additional issuance of 70,000 shares of common stock to be issued in exchange for past services rendered.

Those Who May Participate in the Plan

      The Board has determined which of the Company's employees and advisors are eligible to receive shares as compensation under the Plan. The term "employee" includes any employee, director, officer, or consultant or advisor of the Company or any of its subsidiaries. "Services" shall include any and all bona fide professional or individual advice or effort rendered for the benefit of the Company, provided that such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

      The Plan is not subject to ERISA and the securities are being issued by the Company and not purchased on the open market or otherwise. Shares in the Plan have been issued as determined by the Board of Directors. Shares granted under the Plan shall equal the fair market value of services rendered, or to be rendered to, or on behalf of the Company.

Amendments and Termination

      No termination, suspension, alteration or amendment may adversely affect the rights of an employee entitled to receive shares under the Plan without the consent of that employee.

Registrant Information and Employee Plan Annual Information

      The Company will provide to any plan participant upon request a copy, without charge, of the Company's periodic reports filed with the SEC, including its latest annual report on Form 10-KSB and its quarterly reports on Form 10-QSB, the Company will also provide any employee upon written or oral request a copy, without charge, of the documents incorporated by reference in Item 3 of
Part II of the Form S-8 registration statement. Requests for such information should be directed to Technology Acquisition Corporation, 10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014, (408) 873-0400 ext. 303.


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

Common Stock

      The Board has authorized the additional issuance of 70,000 shares of the common stock to the employees and advisors upon effectiveness of this Amended Registration Statement.

Employees

      Employees engaged, retained and employed by the Company have or shall be required to provide their expertise and advice to the Company for the purposes set forth in written agreements with the Company.

No Restrictions on Transfer

      The employees will become the recorded and beneficial owners of the shares of common stock upon issuance and delivery pursuant to the Plan, and they shall be entitled to all of the rights of ownership, including the right to vote any shares of common stock awarded and to receive ordinary cash dividends on the common stock and the right to transfer or resell the common stock.

Tax Treatment to the Employees

      The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the employees will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The employees are urged to consult each of their tax advisors on this matter. Further, if any recipient is an affiliate, Section 16(b) of the Exchange Act is applicable and may affect the issue of taxation.

Tax Treatment to the Company

      The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

      In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit." as computed under section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Company's common stock issued hereunder to affiliates is equal to the value of services rendered, as determined by the price such affiliates receive in any subsequent sale of the shares. Shares of the Company's common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


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

      ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      A copy of any document or part thereof incorporated by reference in this Amended Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Technology Acquisition Corporation, 10600 N. De Anza Boulevard, Suite 250, Cupertino, California 95014, (408) 873-0400 ext. 303.

                                     PART II


           INFORMATION REQUIRED IN THE AMENDED REGISTRATION STATEMENT

      ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The Company hereby states that (i) all documents set forth in (a) through
(c), below, are incorporated by reference in this Amended Registration Statement, and (ii) all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of an additional post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Amended Registration Statement and to be a part hereof from the date of filing of such documents. (a) The Company's latest annual report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act; (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and (c) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

      ITEM 4. DESCRIPTION OF SECURITIES

      The Company's common stock is registered under section 12 of the Exchange Act.

      ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The Krueger Group, LLP has rendered an opinion on the validity of the securities being registered. The Krueger Group, LLP is not an affiliate of Technology Acquisition Corporation

      The financial statements of Technology Acquisition Corporation incorporated by reference in this prospectus for the fiscal year ending March 31, 2003 have been audited by Clancy and Co., P.L.L.C., as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


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      ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Nevada Revised Statute Section 78.7502 provides for the elimination or limitation of liability for directors and officers who acted in good faith and in a manner not reasonably believed to be opposed to the best interests of the company. Section 78.037 provides that indemnification is not authorized for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute Section 78.300.

      The effect of these provisions will be to eliminate the rights of the Company and its stockholders, through shareholders' derivative suits of behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, except in situations described in clauses (a) -
(b) of the preceding paragraph.

      ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

     ITEM 8. EXHIBITS

      (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit
  No.      Title

 5.1 Opinion of The Krueger Group, LLP, regarding the legality of the securities registered.


23.1 Consent of The Krueger Group, LLP, special counsel to registrant, to the use of its opinion with respect to the legality of the securities being registered hereby and to the references to The Krueger Group, LLP in the Prospectus filed as a part hereof.

23.2       Consent of Clancy and Co., P.L.L.C, independent auditors.

99.1       Nevada Revised Statutes Sections 78.037 and 78.7502

      ITEM 9. UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel, and the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue the Company hereby undertakes:


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      (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Exchange Act; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment Number One to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Francisco, California, on the 29th day of June, 2004.


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Technology Acquisition Corporation

(Registrant)


By: /s/ John Kinney
-----------------------------------
John Kinney
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


Signatures   Title      Date


By: /s/ John Kinney                             June 29, 2004
----------------------------------
John Kinney
President, Chief Executive Officer and
Chairman of the Board of Directors

/s/ Steve Obana                                 June 29, 2004
-----------------------------------
Steve Obana
Chief Financial Officer

                  FORM S-8 REGISTRATION STATEMENT EXHIBIT INDEX

      The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:


Exhibit
Number   Description                                                Page

 5.1     Opinion of Counsel
23.1     Consent of The Krueger Group, LLP to Use of Opinion
23.2     Consent of Clancy and Co., independent auditors
99.1     Nevada Revised Statutes Sections 78.037 and 78.7502



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